Exhibit 23.1
KPMG LLP Mission Towers I Suite 600 3975 Freedom Circle Drive Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated May 24, 2023, with respect to the consolidated financial statements of Electronic Arts Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
Santa Clara, California
November 28, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.